Exhibit 99.1

SONIC AUTOMOTIVE, INC. REVISES 2004 EARNINGS TARGET

CHARLOTTE, NC (October 12, 2004) – Sonic Automotive, Inc. (NYSE: SAH) today revised the Company’s earnings target for the year ending December 31, 2004. The Company now expects that its diluted earnings per share from continuing operations for the year will be in the range of $2.20 to $2.30.

The annual target of $2.20 to $2.30 for diluted earnings per share from continuing operations for 2004 is compared to $2.07 in 2003. This lower earnings target is primarily the result of weather-related losses and the difficult market for new and used vehicle sales. The Company currently expects diluted earnings per share from continuing operations for the quarter ended September 30, 2004 to be in the range of $0.52 to $0.55.

Four recent hurricanes had a negative impact on the Company’s operations in Florida, Alabama, Georgia, Tennessee and South Carolina. The Company also experienced losses in the Denver, Colorado area in the third quarter due to damage caused by a hail storm. The Company estimates that these events, combined with other less significant charges, negatively impacted third quarter earnings by approximately $0.10 per share.

The difficult retail market for new and used vehicles resulted in lower than anticipated sales volume for the Company in the third quarter of 2004. The Company expects that the market for new and used vehicle sales will continue to be challenging for the balance of 2004. The Company anticipates that gross margin rates on new and used vehicles for the remainder of the year will be lower than in the first and second quarters of 2004, but expects to end the third quarter with reduced inventory levels. Expense reduction initiatives continue to reduce expenses but the Company expects that lower gross profit levels will result in higher than expected SG&A rates as a percentage of gross profits. In addition to continued control of expenses, the Company is taking steps to stimulate growth in new and used vehicle volume while balancing gross margin rates.

O. Bruton Smith, the Company’s Chairman and Chief Executive Officer stated, “Although the retail environment is more challenging than anticipated and we are disappointed with projected earnings, our strategy is sound and cash flow is strong.”

MANAGEMENT WILL BE HOLDING A CONFERENCE CALL TO DISCUSS THIRD QUARTER RESULTS ON TUESDAY, OCTOBER 26 AT 11:00 A.M. EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 877-791-3416. INTERNATIONAL CALLERS DIAL 706-643-0958 – OR YOU CAN ACCESS THE CALL AT www.ccbn.com OR www.sonicautomotive.com.

About Sonic Automotive, Inc.

Sonic Automotive, Inc., a Fortune 300 Company, is one of the largest automotive retailers in the United States operating 195 franchises and 40 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to anticipated earnings per share, expense levels, gross margin rates and profit levels and inventory levels, as well as anticipated industry vehicle sales conditions. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s Quarterly Report on Form
10-Q for the quarter ended June 30, 2004. The Company does not undertake any obligation to update forward-looking information.